                                                                   EXHIBIT 10.38

                                                                  EXECUTION COPY




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                           PURCHASE AND SALE AGREEMENT

                                     BETWEEN

                                   ENRON CORP.

                                       AND

                           EOTT ENERGY PARTNERS, L.P.

                               DATED JUNE 29, 2001


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

                                TABLE OF CONTENTS

                                    ARTICLE I
                                  DEFINED TERMS

1.1      Defined Terms.........................................................2
1.2      Construction..........................................................6


                                   ARTICLE II
                            ASSIGNMENT OF ASSETS AND
                            PAYMENT OF PURCHASE PRICE

2.1      Acquisition of MTBE Plant, Grid System and Dock Lease.................6
2.2      Payment of Purchase Price for Leased Property.........................7


                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF EOTT

3.1      Organization, Standing and Authority..................................7
3.2      Authorization; Enforceability.........................................7
3.3      Governmental and Other Consents.......................................7


                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF ENRON

4.1      Organization, Standing and Authority of the Enron Entities............8
4.2      Authorization; Enforceability.........................................8
4.3      Title to Assets.......................................................8
4.4      Litigation............................................................9
4.5      Compliance with Instruments...........................................9
4.6      Compliance with Laws..................................................9
4.7      Governmental and Other Consents......................................10
4.8      Contracts............................................................10
4.9      Employment and Labor Matters.........................................11
4.10     Conduct and Transactions.............................................11
4.11     Environmental Matters................................................11
4.12     Patents and Trademarks, etc..........................................12
4.13     Taxes................................................................12
4.14     Permits..............................................................12
4.15     Access...............................................................13
4.16     Zoning...............................................................13


                                    ARTICLE V
                       ADDITIONAL COVENANTS OF THE PARTIES

5.1      Purchase Price Allocation............................................13
5.2      Books and Records....................................................13
5.3      Use of Names.........................................................13
5.4      Tax Matters..........................................................14
5.5      Curative Action Regarding Title......................................14
5.6      Right of First Refusal...............................................14



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                                   ARTICLE VI
                            LIMITATION ON LIABILITIES

6.1      Limitation on Liabilities............................................15


                                   ARTICLE VII
                                 INDEMNIFICATION

7.1      INDEMNIFICATION BY EOTT..............................................15
7.2      INDEMNIFICATION BY ENRON.............................................16
7.3      Indemnifying and Indemnified Person..................................18
7.4      Notification of Claims by Third Parties; Right to Contest
           and Defend.........................................................19
7.5      Cooperation..........................................................19
7.6      Right to Participate.................................................19
7.7      Payments.............................................................20
7.8      Limitation on Claims.................................................20


                                  ARTICLE VIII
                         DISPUTE RESOLUTION; ARBITRATION

8.1      Dispute Resolution...................................................21
8.2      Mediation............................................................21
8.3      Arbitration..........................................................21


                                   ARTICLE IX
                                  MISCELLANEOUS

9.1      Further Cooperation..................................................23
9.2      Amendments and Waivers...............................................23
9.3      Expenses.............................................................23
9.4      Confidentiality......................................................24
9.5      Assignment and Binding Effect........................................24
9.6      Notices..............................................................24
9.7      Entire Agreement.....................................................25
9.8      Descriptive Headings.................................................25
9.9      Governing Law........................................................25
9.10     Counterparts.........................................................25
9.11     Severability.........................................................25
9.12     No Third Party Beneficiaries.........................................25

                                    SCHEDULES


Schedule 4.3......         -        ASSETS
     Schedule 4.3(A)       -        Exceptions to Conveyances
     Schedule 4.3(B)       -        Rights to Acquire
     Schedule 4.3(C)       -        Consents for R-O-W
     Schedule 4.3(D)       -        Expired Permits
     Schedule 4.3(E)       -        Excluded Assets
     Schedule 4.3(F)       -        Special Conditions
     Schedule 4.3(G)       -        Notice Required
     Schedule 4.3(H)       -        Liens

Schedule 4.4               -        Pending Litigation

Schedule 4.5               -        Compliance with Instruments

Schedule 4.6               -        Compliance with Law

Schedule 4.8               -        CONTRACTS
     Schedule 4.8(A)       -        Contracts Being Conveyed
     Schedule 4.8(B)       -        Contracts Requiring Consent
     Schedule 4.8(C)       -        Contract Exceptions

Schedule 4.10              -        Conduct of Business

Schedule 4.11              -        Environmental Matters

Schedule 4.12              -        Patents and Trademarks


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

                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into on June 29, 2001 by and between Enron Corp., an Oregon corporation ("Enron"), and EOTT Energy Partners, L.P., a Delaware limited partnership ("EOTT"). Enron and EOTT are sometimes referred to herein individually as a "Party" and collectively as the "Parties."


                                    RECITALS:

         WHEREAS, Enron is the indirect owner of all the issued and outstanding shares of EGP Fuels Company, a Delaware corporation ("EGP Fuels"), which owns or leases and operates the following facilities, which are described generally on Exhibit A hereto: (a) a facility for the production of MTBE and related facilities at Morgan's Point, Texas (the "MTBE Plant"), (b) a natural gas liquids underground storage facility at Mont Belvieu, Texas (the "Mont Belvieu Facility"), and (c) a pipeline system for the transportation of natural gas liquids and other products to and from the Mont Belvieu Facility and the MTBE Plant and other distribution points (the "Grid System");

         WHEREAS, Enron is the owner of all the issued and outstanding shares of Enron Ventures Corp., a Delaware corporation ("EVC"), which is a party to a lease of barge dock facilities that are described generally on Exhibit A hereto and that are used by EGP Fuels in connection with the MTBE Plant (the "Dock Lease");

         WHEREAS, EOTT is the owner, directly or indirectly, of all of the outstanding partnership interests in EOTT Energy Liquids, L.P., a Delaware limited partnership ("EOTT Energy Liquids");

         WHEREAS, EOTT desires that EOTT Energy Liquids acquire from EGP Fuels, and Enron desires that EGP Fuels assign to EOTT Energy Liquids, all of EGP Fuels' interest in the MTBE Plant and the Grid System and certain other assets for the consideration, upon the terms and conditions and in reliance upon the representations, warranties and covenants set forth in this Agreement;

         WHEREAS, EOTT and Enron desire that EVC assign to EOTT Energy Liquids, and EOTT Energy Liquids assume EVC's obligations under, the Dock Lease;

         WHEREAS, EVC has an option to purchase certain storage and pipeline assets (the "Leased Property", which term includes the Mont Belvieu Facility and certain other assets operated by EGP Fuels) pursuant to the Amended and Restated Lease [Mont Belvieu] dated December 27, 1995 between State Street Bank and Trust Company of Connecticut, National Association, as trustee for the 1991 ENRON/NGL Trust, as lessor (the "Lessor"), and EVC, as lessee, as amended by the Master Amendment dated as of December 7, 2000 among EVC, State Street Bank and Trust Company, as collateral trustee (the "Collateral Trustee") and others;

         WHEREAS, EOTT desires that EOTT Energy Liquids acquire the Leased Property and has instructed the Lessor and the Collateral Trustee to convey title to the Leased Property to EOTT Energy Liquids; and EOTT is willing to pay the Lessor cash in consideration for conveyance of the Leased Property to EOTT Energy Liquids;

         WHEREAS, EOTT Energy Liquids will enter into certain other agreements simultaneously with the execution and delivery of this Agreement;

         NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, covenants and agreements hereinafter contained, the Parties hereby agree as follows:

                                   ARTICLE I.
                                  DEFINED TERMS

         1.1 Defined Terms. The following capitalized terms when used in this Agreement shall have the meanings set forth below for such terms (with terms defined in the singular having the corresponding meaning when used in the plural and vice versa):

         "2001 Excess Value" has the meaning set forth in Section 7.2(b).

         "AAA" has the meaning set forth in Section 8.2.

         "Affiliate" means, with respect to any Person, any other Person that possesses, directly or indirectly, through one or more intermediaries:

                  (a) if such Person is a corporation, fifty percent (50%) or more of the outstanding voting securities thereof; (ii) if such Person is a limited liability company, partnership or venture, the right to fifty percent (50%) or more of the distributions therefrom (including liquidating distributions); (iii) if such Person is a trust or estate, including a business trust, fifty percent (50%) or more of the beneficial interest therein; and (iv) if such Person is another entity, fifty percent (50%) or more of the economic or beneficial interest therein; or

                  (b) the power or authority, through the ownership of voting securities, by contract or otherwise, to exercise a controlling influence over the management of such Person.

Such Person shall also be deemed to be an Affiliate of such other Person and any Affiliate of such other Person.

         "Agreement" has the meaning set forth in the introductory paragraph.

         "Arbitration Rules" has the meaning set forth in Section 8.3(a).

         "Assets" means the MTBE Plant, the Mont Belvieu Facility, the Grid System, the Dock Lease, the Contracts, all Intellectual Property Rights necessary for the ownership and operation of the MTBE Plant, the Mont Belvieu Facility and the Grid System and all materials and supplies and other current assets of EGP Fuels (other than inventories, receivables, cash and cash equivalents and deferred tax items).

         "CERCLA" has the meaning set forth in Section 4.11.


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

         "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

         "Collateral Trustee" has the meaning set forth in the recitals.

         "Confidential Information" has the meaning set forth in Section 9.4(b).

         "Contracts" has the meaning set forth in Section 4.8(a).

         "Conveyances" means (a) the instruments of conveyance pursuant to which Enron has caused EGP Fuels to convey, transfer, assign and deliver to EOTT Energy Liquids the Assets other than the Leased Property and the Dock Lease and EOTT has caused EOTT Energy Liquids to assume certain of EGP Fuels' obligations,
(b) the instrument pursuant to which EVC has assigned the Dock Lease to EOTT Energy Liquids, and EOTT Energy Liquids has assumed EVC's obligations under the Dock Lease, and (c) the instruments of conveyance pursuant to which the Lessor and the Collateral Trustee have conveyed title to the Leased Property to EOTT Energy Liquids.

         "Damages" has the meaning set forth in Section 7.1.

         "Dispute" has the meaning set forth in Section 8.1.

         "Dock Lease" has the meaning set forth in the recitals.

         "EGP Fuels" has the meaning set forth in the recitals.

         "Enron" has the meaning set forth in the introductory paragraph.

         "Enron Entities" means Enron, EGP Fuels and EVC.

         "Environmental Laws" has the meaning set forth in Section 4.11.

         "EOTT" has the meaning set forth in the introductory paragraph.

         "EOTT Energy Liquids" has the meaning set forth in the recitals.

          "EVC" has the meaning set forth in the recitals.

         "General Partner" means EOTT Energy Corp., a Delaware corporation.

         "Good and Defensible Title" shall mean ownership of property that (i)
(a) with respect to easements and rights-of-way, was granted or assigned to an Enron Entity or a successor in title under a valid instrument that is in full force and effect and unexpired, that covers the land on which constructed pipeline(s), if any, are located, that can be deduced from applicable state or county records and that includes all title necessary to operate the Assets, if any, located on such easements and rights-of-way, or (b) with respect to personal property, is in the possession of control of an Enron Entity, (ii) is not held in violation of any applicable Law, which violation would have a reasonable likelihood of resulting in impairment or loss of title, (iii) is such that a reasonable and prudent Person engaged in the business of the ownership and operation of

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pipeline systems, storage facilities or MTBE manufacturing facilities with the knowledge of all the facts and their legal bearing would be willing to accept, and (iv) is free and clear from Liens and encumbrances (except Permitted Encumbrances).

         "Good and Indefeasible Title" shall mean title that (i) consists of fee simple ownership or of 100% leasehold interest under a lease from the fee simple owner(s) that is valid and in good standing, (ii) can be deduced from the applicable state or county records, and (iii) is free and clear from defects in title and Liens and encumbrances (except Permitted Encumbrances).

         "Governmental Authority" or "Governmental" means a federal, state, local, municipal or foreign governmental or regulatory authority; any executive, administrative, legislative or other governing body of any of the foregoing, or a commission, committee or council of any of the foregoing; and any court or other judicial body.

         "Grid System" has the meaning set forth in the recitals.

         "Indemnifying Party" has the meaning set forth in Section 7.3.

         "Indemnified Person" has the meaning set forth in Section 7.3.

         "Intellectual Property Rights" has the meaning set forth in Section
4.12.

         "Knowledge of Enron" means the knowledge that the officers and directors of EGP Fuels and the key operational personnel listed on Exhibit B will be deemed to have if (a) any of such individuals is actually aware of such fact or other matter or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence or non-existence of such fact or other matter; provided, however, that no such individual will be required to make any inquiry of any person not employed by Enron or an Affiliate of Enron with respect to such fact or other matter, and no such individual will be required to perform any investigation concerning the existence or non-existence of any fact or other matter outside of such person's area of responsibility with EGP Fuels.

         "Law" means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, resolution, judgment, or interpretative or advisory opinion or letter or decision of a Governmental Authority having valid jurisdiction.

         "Leased Property" has the meaning set forth in the recitals.

         "Lessor" has the meaning set forth in the recitals.

         "Liability" means any debt, obligation, duty or liability of any nature (including any undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles.


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
         "Lien" means any lien, claim, pledge, mortgage, title defect, charge, security interest, restriction or other encumbrance of any nature whatsoever.

         "Material" and "Materially" means information that materially and adversely affects, or is reasonably likely in the future to materially and adversely affect, the ownership, value or operation of the Assets, considered as a whole.

         "Mont Belvieu Facility" has the meaning set forth in the recitals.

         "Morgan's Point Claims" has the meaning set forth in Section 7.2(b).

         "MTBE" means methyl tertiary butyl ether.

         "MTBE Plant" has the meaning set forth in the recitals.

         "NOx" has the meaning set forth in Section 7.2(c).

         "OSHA" has the meaning set forth in Section 4.11.

         "Party" or "Parties" has the meaning set forth in the introductory paragraph.

         "Permits" means any and all permits, franchises, certificates, licenses, authorizations, approvals, registrations, legal status, orders or other approvals or licenses (a) under any (i) Law or (ii) contract with any Person, or (b) granted by any Governmental Authority.

         "Permitted Encumbrances" means (i) the Liens set forth on Schedule 4.3,
(ii) statutory Liens for obligations not yet due and payable, (iii) all rights to notice in connection with the sale or assignment of easements or rights-of-way if the same are of the type customarily made subsequent to a sale or conveyance, (iv) concurrent easements, rights-of-way, covenants or permits which do not interfere with or detract from the operation or value of the properties, (v) rights of reassignment, to the extent any exist on the date of this Agreement, upon the surrender or expiration of any instrument, (vi) purchase money mortgages and security interests on leased equipment set forth on
Schedule 4.3, and (vii) Liens for current taxes, assessments and other Governmental charges not yet due and payable.

         "Person" means a natural person, a corporation, a limited liability company, a joint stock company, a partnership, a limited partnership, a joint venture, a trust, an estate, an unincorporated organization, a Governmental Authority, or another entity.

         "RCRA" has the meaning set forth in Section 4.11.

         "Securities Act" means the Securities Act of 1933.

         "Special Provisions" has the meaning set forth in Section 8.3(b).

         "Taxes" means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes include all income or profits taxes (including federal income taxes and


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

state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guarantee Corporation premiums and other Governmental charges, and other obligations of the same or of a similar nature as any of the foregoing, which any Person is required to pay, withhold or collect.

         "Wastes" has the meaning set forth in Section 4.11.

         1.2 Construction. Unless otherwise provided or unless the context clearly requires otherwise, all references to "paragraphs," "Articles" and "Sections" are to paragraphs, Articles and Sections of this Agreement, and all references to "Exhibits" and "Schedules" are to Exhibits and Schedules to this Agreement, each of which is made a part of this Agreement and incorporated herein for all purposes; references to any gender include all others if applicable in the context; all uses of "include" or "including" mean "including, without limitation" or "including, but not limited to;" and references to a contract, agreement or other document mean that contract, agreement or document as amended, modified or supplemented, as of the date hereof, if applicable. References in this Agreement to action by EOTT to cause EOTT Energy Liquids to take or refrain from taking action shall be deemed to refer to action that the general partner of EOTT Energy Liquids will take in order to cause EOTT Energy Liquids to take or refrain from taking action, it being understood that EOTT controls EOTT Energy Liquids through its ownership and control of its general partner and that EOTT's interest in EOTT Energy Liquids is a non-controlling interest that carries with it no management rights.


                                   ARTICLE II
                            ASSIGNMENT OF ASSETS AND
                            PAYMENT OF PURCHASE PRICE

         2.1 Acquisition of MTBE Plant, Grid System and Dock Lease. On execution and delivery of this Agreement, for the consideration hereinafter specified, in reliance on the representations and warranties of EOTT herein and upon the terms and subject to the conditions set forth in this Agreement, Enron has caused EGP Fuels and EVC to convey, transfer, assign and deliver the MTBE Plant, the Grid System, the Dock Lease, the Contracts, the Intellectual Property Rights and all of the other Assets (other than the Leased Property) to EOTT Energy Liquids pursuant to Conveyances, effective as of 11:59 p.m. on June 30, 2001. In consideration of such conveyance, transfer, assignment and delivery and in reliance upon the representations, warranties, covenants and agreements of Enron set forth herein, EOTT has caused EOTT Energy Liquids to pay to EGP Fuels $81,000,000 in cash in immediately available funds, and EOTT Energy Liquids has executed and delivered Conveyances.

         2.2 Payment of Purchase Price for Leased Property. On execution and delivery of this Agreement, for the consideration hereinafter specified, in reliance on the representations and warranties of Enron herein and upon the terms and subject to the conditions set forth in this Agreement, EOTT has paid to the Lessor $36,000,000 in cash in immediately available funds in consideration for the conveyance of the Leased Property to EOTT Energy Liquids.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF EOTT

         Subject to the survival provisions set forth in Section 6.1, EOTT hereby represents and warrants to Enron (with the understanding that Enron is relying on such representations and warranties in entering into and performing its obligations under this Agreement) that:

         3.1 Organization, Standing and Authority. EOTT is a limited partnership duly organized, validly existing and in good standing under the Law of the State of Delaware and has the requisite partnership power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. EOTT Energy Liquids is a limited partnership duly organized, validly existing and in good standing under the Law of the State of Delaware and has the requisite partnership power and authority to enter into and perform its obligations under the Conveyances to which it is a party. The General Partner is a corporation duly organized, validly existing and in good standing under the Law of the State of Delaware and has the requisite corporate power and authority to enter into and perform its obligations as general partner of EOTT.

         3.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement by EOTT have been duly and validly authorized by all necessary partnership action on the part of EOTT. This Agreement has been duly executed and delivered by EOTT and is a legal, valid and binding obligation of EOTT, enforceable against it in accordance with its terms, except as the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting or limiting the rights of creditors generally. The execution, delivery and performance by EOTT Energy Liquids of the Conveyances to which it is a party have been duly and validly authorized by all necessary partnership action on the part of EOTT Energy Liquids. The Conveyances to which EOTT Energy Liquids is a party have been duly executed and delivered by EOTT Energy Liquids and are legal, valid and binding obligations of EOTT Energy Liquids, enforceable against it in accordance with their terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting or limiting the rights of creditors generally.

         3.3 Governmental and Other Consents. Except for such as have been obtained, no authorization, consent or approval of, or registration, qualification or filing with, any Governmental Authority or other Person is required to be obtained by EOTT or any of its Affiliates in connection with the execution, delivery and performance of this Agreement by EOTT or the execution, delivery and performance by EOTT Energy Liquids of the Conveyances to which it is a party.


                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF ENRON

         Enron hereby represents and warrants to EOTT (with the understanding that EOTT is relying on such representations and warranties in entering into and performing its obligations under this Agreement) that:


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
         4.1 Organization, Standing and Authority of the Enron Entities. Each of the Enron Entities is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Enron has all requisite power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and each Enron Entity has all requisite power and authority to enter into and perform its obligations under the Conveyances to which it is a party and to consummate the transactions contemplated thereby.

         4.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement by Enron have been duly and validly authorized by all necessary action on the part of Enron. This Agreement has been duly executed and delivered by Enron and is a legal, valid and binding obligation of Enron, enforceable against it in accordance with its terms, except as the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting or limiting the rights of creditors generally. The execution, delivery and performance by each Enron Entity of the Conveyances to which it is a party have been duly and validly authorized by all necessary action on the part of such Enron Entity. The Conveyances to which each Enron Entity is a party have been duly executed and delivered by such Enron Entity and are legal, valid and binding obligations of such Enron Entity, enforceable against it in accordance with their terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting or limiting the rights of creditors generally.

         4.3 Title to Assets. The Conveyances are sufficient to vest in EOTT Energy Liquids Good and Indefeasible Title to all real property included in the Assets (except for easements or rights-of-way) and Good and Defensible Title to all easements, rights-of-way and personal property included in the Assets, except as set forth on Schedule 4.3; provided that the Conveyances relating to real property, easements and rights-of-way must be properly recorded in the appropriate real estate records. The Conveyances relating to real property, easements and rights-of-way are in proper form for recordation in the appropriate real estate records. Except as set forth on Schedule 4.3 or as otherwise provided in this Agreement, there is no agreement of any kind whereby any Person or Persons have any option or right to acquire or obtain (by purchase, gift, merger, consolidation or otherwise) an interest in any of the property or assets included within or constituting a part of the Assets. The properties listed on Schedule 4.3, including easements and rights-of-way, constitute all of the real and personal property necessary for the use and operation of the Assets by EOTT Energy Liquids consistent in all Material respects with the past practices of EGP Fuels. Taken as a whole and taking their age and ordinary wear and tear into account, the Assets are in good operating condition and repair and the Assets have been operated and maintained in the ordinary course of business and remain in suitable and adequate condition for use consistent with their primary use since their acquisition by EGP Fuels, EVC or the Collateral Trustee. EGP Fuels has not deferred maintenance of any such item of property in anticipation of the transactions contemplated by this Agreement. For at least the past five years, all of the Assets have been owned by EGP Fuels, EVC or the Lessor and Collateral Trustee.

         4.4 Litigation. Except as described on Schedule 4.4, there are no actions, suits, proceedings or investigations pending or, to the Knowledge of Enron, threatened against any Enron Entity that involve the Assets or the ownership or use thereof, including any


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

condemnation proceedings and any actions, suits, proceedings or investigations that (a) question the validity of this Agreement or the Conveyances or the right of any Enron Entity to enter into this Agreement or the Conveyances or to consummate the transactions contemplated hereby or thereby, (b) might result, individually or in the aggregate, in any Material adverse change in the Assets,
(c) might result in any change in ownership of the Assets or any portion thereof, or (d) might adversely affect the transactions contemplated by this Agreement or the Conveyances.

         4.5 Compliance with Instruments. Other than as set forth on Schedule 4.5, no Enron Entity is in violation of or default under any Permit or Law applicable to the Assets, except for such violations or defaults that, either individually or in the aggregate, would not Materially and adversely affect the ownership or operation of the Assets by EOTT Energy Liquids, the fair market value of the Assets or the other transactions contemplated by this Agreement or the Conveyances. The execution, delivery and performance of and compliance with this Agreement and the Conveyances will not with or without the passage of time or giving of notice or both, (i) result in any violation of, or conflict with, or constitute a default under, (A) the articles of incorporation or other governing instruments of Enron or any Enron Entity, or (B) any Permit or Law applicable to Enron, any Enron Entity or the Assets, or (ii) result in the creation of any Lien upon any of the assets or properties included within or constituting part of the Assets (other than Permitted Encumbrances), except in the case of clauses (i)(B) and (ii) for such violations, conflicts, defaults or Liens that, either individually or in the aggregate, would not Materially and adversely affect the ownership or operation of the Assets by EOTT Energy Liquids, the fair market value of the Assets or the transactions contemplated by this Agreement or the Conveyances.

         4.6 Compliance with Laws. Except as set forth on Schedule 4.6, neither Enron nor any Enron Entity is in default or violation in any respect under any Law affecting or relating to the Assets or the ownership or operation thereof (other than Environmental Laws which are dealt with in Section 4.11 hereof), except for defaults or violations that, either individually or in the aggregate, would not Materially and adversely affect the ownership or operation of the Assets by EOTT Energy Liquids, the fair market value of the Assets or the other transactions contemplated by this Agreement or the Conveyances.

         4.7 Governmental and Other Consents. Except for such as have been obtained, no authorization, consent or approval of, or registration, qualification or filing with, any Governmental Authority or other Person is required to be obtained by Enron or any of its Affiliates in connection with the execution, delivery and performance of this Agreement by Enron or the execution, delivery and performance by any Enron Entity of the Conveyances to which it is a party.

         4.8 Contracts.

              (a) Schedule 4.8 lists all contracts, agreements (other than easements and other agreements relating to rights-of-way) leases, guarantees, indemnities, proposals, requests for proposals or other commitments that are being assigned to EOTT Energy Liquids pursuant to one or more of the Conveyances (collectively, the "Contracts"). The Contracts include all Material agreements necessary for the ownership and operation of the Assets by EOTT Energy Liquids as contemplated by this Agreement. Except as set forth on Schedule 4.8(a) or Schedule

4.8(b), each such Contract is in full force and effect and is a valid, binding and enforceable obligation of the other parties thereto, and the rights under each such Contract have been validly assigned to EOTT Energy Liquids pursuant to one or more Conveyances. Except as set forth on Schedule 4.8(a), EGP Fuels and EVC have performed all of their respective obligations required to be performed to date under the Contracts and neither of them is in breach or default of any obligation under any of the Contracts to which it is a party, which breach or default is reasonably likely to Materially and adversely affect the ownership or operation of the Assets by EOTT Energy Liquids, the fair market value of the Assets or the other transactions contemplated by this Agreement or the Conveyances, and there does not exist under any provision of any of the Contracts any event (including the assignment of the Contracts pursuant to one or more of the Conveyances) that, with the giving of notice or the lapse of time or both, would constitute such a breach or default. Except as set forth on
Schedule 4.8(a), to the Knowledge of Enron, no other party to any of the Contracts is in breach or default of any obligation thereunder, which breach or default is reasonably likely to Materially and adversely affect the ownership or operation of the Assets by EOTT Energy Liquids, the fair market value of the Assets or the other transactions contemplated by this Agreement or the Conveyances. The execution, delivery and performance of and compliance with this Agreement and the Conveyances will not, with or without the passage of time or giving of notice or both, result in any violation of, or conflict with, or constitute a default under, any Contract, except for such violations, conflicts or defaults that, either individually or in the aggregate, would not Materially and adversely affect the ownership or operation of the Assets by EOTT Energy Liquids, the fair market value of the Assets or the transactions contemplated by this Agreement or the Conveyances.

              (b) Schedule 4.8(b) contains a list of all Contracts, easements and other agreements relating to rights-of-way for which the consent of the other party thereto is required in connection with the consummation of the transactions contemplated by this Agreement and indicates those consents that have been obtained.

         4.9 Employment and Labor Matters. EGP Fuels has operated and managed the Assets for at least the past five years, and during such period all individuals who have been responsible for the operation and management of the Assets have been employed by EGP Fuels. EGP Fuels is not a party to any agreement (either directly, or indirectly as a result of such Person's membership in any employer associations) with respect to any employees with any labor organization, union, bargaining group or similar labor or employee organization, and no labor organization or group of representatives or employees of EGP Fuels has made a demand for recognition or filed a petition seeking a representation proceeding or given notice to EGP Fuels of any intention to hold an election of a collective bargaining representative. There is no labor strike, slowdown or other general work stoppage or labor disturbance pending or threatened against EGP Fuels.

         4.10 Conduct and Transactions. Except as disclosed on Schedule 4.10, or as expressly permitted by the terms of this Agreement, since April 30, 2001, EGP Fuels and EVC have conducted their businesses with respect to the Assets only in the ordinary course and substantially in the manner in which such businesses were being conducted on April 30, 2001, and there has not been:

              (a) Any change in the contracts, property or assets of EGP Fuels or EVC, except changes in the ordinary course of business that, individually or in the aggregate, have not been Material to the ownership or operation of the Assets, have not Materially and adversely affected the fair market value of the Assets and have not Materially impaired or prohibited the consummation of the transactions contemplated by this Agreement or the Conveyances;

              (b) Any other event or condition of any character that, individually or in the aggregate, has been or is reasonably expected to be Materially adverse to the Assets or their fair market value or that has Materially impaired or is reasonably expected to Materially impair the ownership or operation of the Assets by EOTT Energy Liquids, the fair market value of the Assets or the other transactions contemplated by this Agreement or the Conveyances; or

              (c) Any agreement or commitment by EGP Fuels or EVC to do any of the things described in this Section 4.10.

         4.11 Environmental Matters. Except as disclosed on Schedule 4.11, (a) the Assets are being operated in compliance in all Material respects with all Laws and Permits applicable to the Assets relating to health, safety or the environment, including the Clean Air Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), the Clean Water Act, the Occupational Safety and Health Act of 1970 ("OSHA"), the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Endangered Species Act, the Oil Pollution Act of 1990 and all other federal, state and local health, safety and environmental protection Law, in each case as in effect on the date hereof (the foregoing collectively, "Environmental Laws"); and (b) EGP Fuels has obtained all Permits required by Environmental Laws to permit it to store, dispose of and otherwise handle Wastes, which Permits are listed in Schedule 4.11, and EVC is not required to obtain any such Permits. Except as listed on Schedule 4.11, there is no Waste in groundwater or soils located on, or Waste emanating from, any Assets requiring remediation or creating liability under applicable Environmental Laws or existing common law. Except as listed on Schedule 4.11, there is no on-site or off-site location to which Wastes from the Assets have been transported or disposed of, which site is or may be the subject of any investigation that could lead to any claim against EOTT Energy Liquids for any clean-up cost, remedial work, property damage, damage to natural resources or personal injury, including claims under CERCLA or other Environmental Laws. Neither EGP Fuels nor EVC has received a notice or request for information from or a claim by a Governmental Agency or a third party claim with respect to potential liability under CERCLA or any other Environmental Law relating to the Assets. For the purpose of this Section 4.11, "Wastes" shall mean any solid or hazardous waste, hazardous substance, pollutant, contaminant, oil, petroleum product or other substance that is listed or regulated under any Environmental Law.

         4.12 Patents and Trademarks, etc.. Schedule 4.12 lists all patents, patent rights, licenses, trade secrets, copyrights, inventions and other intellectual property rights, including rights to technology relating to the production of MTBE and operations and maintenance of the Mont Belvieu Facility or the Grid System, but excluding trademarks, service marks, trademark rights, trade names or trade name rights and "off the shelf" or standard products (collectively, "Intellectual Property Rights"), of EGP Fuels, and EGP Fuels has paid all maintenance fees, royalties and other amounts and made all required filings with respect to such Intellectual Property Rights. The Intellectual Property Rights have been validly assigned to EOTT Energy Liquids pursuant to one or more Conveyances and constitute all patents, patent rights, licenses, trade secrets, trademarks, service marks, trademark rights, trade names or trade name rights, copyrights, inventions and other intellectual property rights necessary for the operation of the Assets in the manner in which such Assets have been operated by EGP Fuels and for the performance of EOTT Energy Liquids' obligations under this Agreement, in each case, to the Knowledge of Enron, without any known conflict with or infringement of the rights of others, except as reflected in Schedule
4.12. None of the Enron Entities has received any notice with respect to any charge, complaint, claim or demand alleging that EGP Fuels or any licensor of Intellectual Property Rights has infringed or misappropriated any intellectual property rights of a third party or any action, suit or proceeding with respect thereto.

         4.13 Taxes. Except as set forth on Schedule 4.4, there are no Liens on any of the Assets with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that EGP Fuels or EVC is contesting in good faith through appropriate proceedings identified on Schedule 4.13.

         4.14 Permits. EGP Fuels and EVC have obtained all Permits that are Material to or necessary for the ownership (except with respect to the Leased Assets) and operation of the Assets, the lack of which could have a Material adverse effect on the Assets, the ownership or operation thereof by EOTT Energy Liquids, the fair market value of the Assets or the transactions contemplated by this Agreement or the Conveyances. All such Permits are in full force and effect; and no proceeding is pending or, to the Knowledge of Enron, threatened to revoke or limit any such Permits. Schedule 4.14 contains a true, correct and complete list of all of the Material Permits, except for easements and rights-of-way. Except as described in Schedule 4.3, all such Permits have been validly transferred to EOTT Energy Liquids pursuant to one or more Conveyances. The Parties will cooperate with each other in making appropriate filings with Governmental Authorities and taking other action to effect the expeditious transfer of any transferable Permits.

         4.15 Access. Access to and egress from all portions of the Mont Belvieu Facility and the MTBE Plant are available and provided by public streets or roads or easements or other rights that constitute part of the Assets.

         4.16 Zoning. The Mont Belvieu Facility and the MTBE Plant, as constructed, each complies with all applicable zoning or other land use laws and ordinances, if any, as in effect on the date hereof, and each is in compliance with all restrictive covenants or deed restrictions filed of record affecting such property, except for such noncompliance that, either individually or in the aggregate, would not Materially and adversely affect the ownership or operation of the Assets by EOTT Energy Liquids, the fair market value of the Assets or the other transactions contemplated by this Agreement or the Conveyances.

                                   ARTICLE V
                       ADDITIONAL COVENANTS OF THE PARTIES

         5.1 Purchase Price Allocation. Enron and EOTT agree that for purposes of determining the allocation of the purchase price received for the Assets hereunder by Enron, for federal income Tax purposes an Asset Acquisition Statement, on Internal Revenue Service Form 8594, shall be filed with the Internal Revenue Service at such time as Enron and EOTT shall mutually agree. Enron and EOTT agree to use, and be consistent with, the valuations and allocation methodology described therein in all their applicable Tax returns and determinations.

         5.2 Books and Records. Within thirty (30) days after Closing, Enron shall deliver all books and records relating to the Assets to EOTT to the extent such books and records are not located at the MTBE Plant or the Mont Belvieu Facility.

         5.3 Use of Names. Prior to October 1, 2001, EOTT will cause EOTT Energy Liquids to remove all references to Enron or EGP Fuels on pipeline markers or other signs that relate to the Assets. The Parties acknowledge that nothing in this Agreement or the Conveyances grants to EOTT or its controlled Affiliates the right to use the Enron name or mark.

         5.4 Tax Matters. Ad valorem taxes for the year 2001 relating to the Assets have been prorated, based on the amount of taxes for the year 2000, with each transferor of Assets responsible for taxes for the portion of the year through June 30, 2001 and EOTT Energy Liquids responsible for the balance. The payments referred to in Sections 2.1 and 2.2 reflect this allocation. In the event payment is due as a result of the settlement or other resolution of the proceedings referred to in Section 4.13, EGP Fuels will make such payment if and to the extent it relates to periods through June 30, 2001, and EOTT Energy Liquids will make such payment if and to the extent it relates to periods thereafter. As soon as the amount of taxes levied against the Assets for the calendar year 2001 is known, Enron and EOTT shall cause EGP Fuels, EVC and EOTT Energy Liquids to readjust in cash the amount of Taxes to be borne by each, with the result that EOTT Energy Liquids shall be reimbursed for those taxes attributable to the period through June 30, 2001. In the event there is any refund of ad valorem taxes relating to the Assets, EGP Fuels or EVC, as the case may be, shall be entitled to such refund if and to the extent it relates to periods through June 30, 2001, and EOTT Energy Liquids shall be entitled to such refund if and to the extent it relates to periods thereafter. Each Party will, and will cause each of its Affiliates to, provide the other Party and its Affiliates any information in its possession that may be relevant to the prosecution or defense of any investigation or proceeding relating to Taxes. In the event there is any sales tax assessment relating to the Conveyances of the Assets, or there is a sales tax audit with respect to such Conveyances, EOTT Energy Liquids shall be responsible for defense thereof and for any costs, expenses or payments in respect thereof.

         5.5 Curative Action Regarding Title. In consideration for the indemnity agreement of Enron herein, EOTT agrees that the Enron Entities may make all decisions relating to title curative matters, including decisions regarding whether to seek any consent to transfers of any Asset or any waiver of any requirement for such consent. The costs and expenses of any title curative actions will be for the account of Enron Entities and not for the account of EOTT or any of its controlled Affiliates.

         5.6 Right of First Refusal. If at any time EOTT Energy Liquids should desire to transfer its ownership of any Assets to a third party (other than current assets, worn out or obsolete property or property not significant to the overall operation of the Assets), whether by asset sale, transfer of stock, or otherwise, before EOTT Energy Liquids may enter into any such agreement with any third party, EOTT shall cause EOTT Energy Liquids to obtain a reasonably detailed offer from the proposed third party purchaser setting forth the terms of the proposed transaction and shall provide a written summary thereof to Enron. Enron shall have 15 business days after receipt of the summary to elect either to offer to effectuate, or to cause an Affiliate to offer to effectuate, the acquisition of the Asset on terms substantially equal to or better than the terms set forth in the summary. In the event Enron so elects, EOTT shall cause EOTT Energy Liquids to enter into an agreement with Enron on substantially the terms set forth in the summary. In the event Enron does not so elect, EOTT Energy Liquids shall have 45 business days in which to enter into an agreement with the third party purchaser on terms substantially similar to those of described in the summary. If it does not enter into such an agreement within such period, the right of first refusal provisions hereof shall again apply to any such transfer of ownership.

                                   ARTICLE VI
                            LIMITATION ON LIABILITIES

         6.1 Limitation on Liabilities. Neither Party to this Agreement shall have any liability to the other Party for any breach of any representation or warranty or failure to perform any covenant, except for liability specified in
Article VII, it being understood that each Party's remedies against the other party shall be confined to claims for indemnification under Article VII. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, EACH OF THE PARTIES AGREES THAT THE RECOVERY BY ANY PARTY HERETO OF ANY AMOUNTS PURSUANT TO THE INDEMNITY PROVISIONS OF ARTICLE VII SHALL BE LIMITED TO THE ACTUAL AND DIRECT DAMAGES SUFFERED OR INCURRED BY THE INDEMNIFIED PERSON AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS OR OBLIGATIONS HEREUNDER, TOGETHER WITH REASONABLE ATTORNEY'S FEES AND EXPENSES AND INTEREST AT THE PRIME RATE ANNOUNCED FROM TIME TO TIME BY THE CHASE MANHATTAN BANK OR ANY SUCCESSOR TO SUCH BANK, AND IN NO EVENT SHALL THE INDEMNIFYING PARTY BE LIABLE TO THE INDEMNIFIED PERSON FOR ANY OTHER DAMAGES, INCLUDING INDIRECT, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES, EXCEPT TO THE EXTENT THEY CONSTITUTE PART OF A THIRD PARTY CLAIM SUFFERED OR INCURRED BY THE INDEMNIFIED PERSON AS A RESULT OF THE BREACH OR OTHER ACTION OR MATTER BY THE INDEMNIFYING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS OR OBLIGATIONS HEREUNDER.

                                  ARTICLE VII
                                 INDEMNIFICATION

         7.1 INDEMNIFICATION BY EOTT. SUBJECT TO THE PROVISIONS OF ARTICLES VI AND VII, EOTT SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS ENRON AND ITS AFFILIATES (INCLUDING EGP FUELS) AND THEIR SUCCESSORS AND ASSIGNS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, PARTNERS, EMPLOYEES, AGENTS AND REPRESENTATIVES, FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, CAUSES OF ACTION, EXPENSES AND LIABILITIES AND TAXES, INCLUDING REASONABLE ATTORNEYS'

FEES AND EXPENSES ("DAMAGES"), SUSTAINED BY SUCH PERSONS AS A RESULT OF: (A) ANY BREACH OF ANY REPRESENTATION OR WARRANTY OF EOTT CONTAINED HEREIN; (B) ANY BREACH OF ANY COVENANT OR AGREEMENT OF EOTT CONTAINED IN THIS AGREEMENT OR OF EOTT OR EOTT ENERGY LIQUIDS CONTAINED IN ANY OF THE CERTIFICATES, INSTRUMENTS OR DOCUMENTS DELIVERED PURSUANT HERETO, INCLUDING THE CONVEYANCES, AND (C) ANY LIABILITY RELATING TO THE OWNERSHIP OR OPERATION OF THE ASSETS FROM AND AFTER 11:59 P.M. ON JUNE 30, 2001, EXCEPT ANY LIABILITY WITH RESPECT TO WHICH ENRON HAS AN INDEMNITY OBLIGATION PURSUANT TO SECTION 7.2. ANY INDEMNIFICATION PAYMENTS HEREUNDER SHALL BE REDUCED BY (I) ANY INSURANCE PROCEEDS RECEIVABLE BY THE INDEMNIFIED PERSON AS A RESULT OF THE EVENT THAT CAUSES SUCH INDEMNITY PAYMENT AND (II) ANY LOSS REALIZED AS A RESULT OF THE INDEMNIFIED PERSON'S ACTIONS OR FAILURE TO ACT (PROVIDED THAT FOR SUCH PURPOSES THE FACT THAT ENRON IS AN AFFILIATE OF EOTT SHALL NOT BE CONSTRUED TO MEAN THAT ALL ACTIONS OF EOTT AND ITS CONTROLLED AFFILIATES ARE A RESULT OF ENRON'S ACTIONS OR FAILURE TO
ACT).

         7.2 INDEMNIFICATION BY ENRON. (a) SUBJECT TO THE PROVISIONS OF ARTICLE VI AND VII, ENRON SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS EOTT AND ITS AFFILIATES (INCLUDING EOTT ENERGY LIQUIDS) AND THEIR SUCCESSORS AND ASSIGNS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, PARTNERS, EMPLOYEES, AGENTS AND REPRESENTATIVES, FROM AND AGAINST ANY AND ALL DAMAGES SUSTAINED BY SUCH PERSONS AS A RESULT OF:

         (i) ANY BREACH OF ANY REPRESENTATION OR WARRANTY OF ENRON CONTAINED HEREIN (OTHER THAN THE FIRST THREE SENTENCES OF SECTION 4.3 AND SECTIONS 4.13,
4.15 AND 4.16); or any liabilities arising under Environmental Laws associated with an Enron Entity's ownership or operation of the Assets prior to 11:59 p.m. on June 30, 2001;

         (ii) ANY BREACH OF ANY COVENANT OR AGREEMENT OF ENRON CONTAINED IN THIS AGREEMENT OR OF ANY ENRON ENTITY CONTAINED IN ANY OF THE CONVEYANCES;

         (iii) ANY BREACH OF ANY REPRESENTATION OR WARRANTY OF ENRON IN THE FIRST THREE SENTENCES OF SECTION 4.3 (EXCEPT THAT FOR SUCH PURPOSES THE EXCEPTIONS INCLUDED IN SCHEDULE 4.3 SHALL NOT APPLY) OR IN SECTIONS 4.13, 4.15 OR 4.16; AND

         (iv) ANY AND ALL INDEBTEDNESS AND TRADE ACCOUNTS PAYABLE OF EGP FUELS OR EVC (OTHER THAN THOSE ASSUMED BY EOTT ENERGY LIQUIDS PURSUANT TO THE CONVEYANCES), INCLUDING THOSE RELATING TO THE OPERATION OF THE ASSETS THROUGH JUNE 30, 2001.

NOTWITHSTANDING THE FOREGOING AND EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, IN NO EVENT SHALL ENRON HAVE ANY INDEMNIFICATION OBLIGATION WITH RESPECT TO THE MATTERS SET FORTH IN (i) AND (ii), OR OTHERWISE BE IN ANY WAY LIABLE EXCEPT AS SPECIFICALLY PROVIDED ELSEWHERE IN THIS AGREEMENT, (Y) FOR ANY LOSS OR SERIES OF RELATED LOSSES NOT IN EXCESS OF TWENTY FIVE THOUSAND DOLLARS ($25,000); OR (Z) FOR ANY LOSSES UNLESS (AND ONLY TO THE EXTENT THAT) THE AGGREGATE AMOUNT OF LOSSES SUSTAINED BY THE INDEMNIFIED PERSONS EXCEEDS TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000). IN NO EVENT, HOWEVER, SHALL ENRON HAVE ANY INDEMNIFICATION OBLIGATION UNDER THE FOREGOING PROVISIONS OF THIS
SECTION 7.2(A), OR OTHERWISE BE IN ANY WAY LIABLE EXCEPT AS SPECIFICALLY PROVIDED ELSEWHERE IN THIS AGREEMENT, FOR ANY DAMAGES IN EXCESS OF TWENTY FIVE MILLION DOLLARS ($25,000,000) IN THE AGGREGATE, EXCEPT THAT IF, AS A RESULT OF A BREACH OF A REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT OF ENRON CONTAINED IN THIS AGREEMENT OR OF ENRON OR ANY ENRON ENTITY CONTAINED IN ANY OF THE CONVEYANCES, EOTT ENERGY LIQUIDS IS REQUIRED TO CEASE OPERATIONS OF THE MTBE PLANT FOR A PERIOD GREATER THAN 180 CONSECUTIVE DAYS, THEN THE FOREGOING LIMIT SHALL BE INCREASED TO THE TOTAL AMOUNT OF THE CONSIDERATION PAID PURSUANT TO SECTIONS 2.1 AND 2.2 HEREOF, BUT SUCH INCREASE SHALL APPLY ONLY FOR PURPOSES OF DETERMINING WHETHER AND TO WHAT EXTENT ENRON HAS AN OBLIGATION TO INDEMNIFY WITH RESPECT TO SUCH BREACH. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, ENRON SHALL HAVE NO LIABILITY UNDER THIS AGREEMENT TO PAY FOR, OR TO REIMBURSE EOTT OR ANY OTHER INDEMNIFIED PERSON FOR, ANY DAMAGES RELATING TO ANY DEFECT IN TITLE TO THE ASSETS THAT EOTT OR ANY OF ITS CONTROLLED AFFILIATES ATTEMPTS TO CURE WITHOUT THE PRIOR WRITTEN CONSENT OF ENRON.

         (b) SUBJECT TO THE PROVISIONS OF ARTICLE VI AND VII, ENRON SHALL INDEMNIFY AND HOLD HARMLESS EOTT AND ITS AFFILIATES (INCLUDING EOTT ENERGY LIQUIDS) AND THEIR SUCCESSORS AND ASSIGNS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, PARTNERS, EMPLOYEES, AGENTS AND REPRESENTATIVES, WITHOUT LIMITATION AS TO AMOUNT, FROM AND AGAINST ANY AND ALL COSTS AND EXPENSE OF DEFENDING THE PENDING LITIGATION AND ADMINISTRATIVE CLAIM BY THE CITY OF MORGAN'S POINT, TEXAS RELATING TO AD VALOREM TAXES ON THE MTBE PLANT (THE "MORGAN'S POINT CLAIMS"). IN ADDITION, IN THE EVENT THE MORGAN'S POINT CLAIMS RESULT IN A DETERMINATION OR SETTLEMENT THAT ESTABLISHES THAT THE VALUE OF THE MTBE PLANT FOR AD VALOREM TAX PURPOSES WAS IN EXCESS OF $27 MILLION ON JANUARY 1, 2001 (THE EXCESS OF SUCH VALUE OVER $27 MILLION BEING REFERRED TO HEREIN AS THE "2001 EXCESS VALUE"), ENRON WILL INDEMNIFY EOTT ENERGY LIQUIDS AND ITS SUCCESSORS AND ASSIGNS FROM AND AGAINST (A) ANY AD VALOREM TAXES FOR 2001 TO THE EXTENT THAT THEY ARE ATTRIBUTABLE TO THE 2001 EXCESS VALUE, (B) ANY AD VALOREM TAXES FOR THE YEARS 2002, 2003 AND 2004 AND ONE-HALF OF

ANY AD VALOREM TAXES FOR 2005, IN EACH CASE TO THE EXTENT THEY ARE ATTRIBUTABLE TO THE LESSER OF (i) THE 2001 EXCESS VALUE AND (ii) THE EXCESS OF THE VALUE OF THE MTBE PLANT FOR AD VALOREM TAX PURPOSES ON JANUARY 1 OF SUCH YEAR OVER $27 MILLION. IN NO EVENT, HOWEVER, SHALL ENRON HAVE ANY OBLIGATION TO INDEMNIFY WITH RESPECT TO ANY PORTION OF SUCH AMOUNTS THAT RELATES TO ANY INCREASE IN TAX RATES OVER THE TAX RATES FOR THE YEAR 2000.

         (c) SUBJECT TO THE PROVISIONS OF ARTICLE VI AND VII, ENRON SHALL REIMBURSE EOTT ENERGY LIQUIDS FOR ANY AND ALL CAPITAL EXPENDITURES INCURRED BY IT TO MODIFY THE MTBE PLANT IF AND WHEN REQUIRED IN ORDER TO COMPLY WITH THE NITROGEN OXIDE ("NOx") EMISSIONS PROVISIONS OF THE FEDERAL AND TEXAS CLEAN AIR ACTS OR ANY OTHER APPLICABLE ENVIRONMENTAL LAWS (AND FOR SUCH PURPOSES SUCH TERM SHALL BE DEEMED TO INCLUDE SUCH LAWS AS IN EFFECT IN THE FUTURE), BUT ONLY IF
(i) SUCH MODIFICATIONS ARE MADE BY A CONTRACTOR THAT ENRON AND EOTT ENERGY LIQUIDS HAVE MUTUALLY AGREED UPON, (ii) PRIOR TO DECEMBER 31, 2005, EOTT ENERGY LIQUIDS HAS ENTERED INTO COMMITMENTS TO MAKE SUCH CAPITAL EXPENDITURES, AND
(iii) EOTT ENERGY LIQUIDS HAS NOT MADE AND IS NOT IN THE PROCESS OF MAKING MATERIAL MODIFICATIONS TO THE MTBE PLANT (INCLUDING, BUT NOT LIMITED TO, CONVERSION OF THE PLANT FOR THE PRODUCTION OF OTHER PRODUCTS). NOTWITHSTANDING THE FOREGOING, ENRON SHALL NOT BE REQUIRED TO REIMBURSE EOTT ENERGY LIQUIDS HEREUNDER FOR CAPITAL EXPENDITURES (A) IN EXCESS OF $15 MILLION OR (B) IN AMOUNTS GREATER THAN WOULD HAVE BEEN REQUIRED TO ACHIEVE COMPLIANCE WITH THE NOx EMISSIONS PROVISIONS IN EFFECT ON THE DATE HEREOF BASED UPON THE PHYSICAL CONFIGURATION OF THE PLANT ON THE DATE HEREOF. ENRON SHALL HAVE THE OPTION TO PROVIDE, AT NO COST TO EOTT OR EOTT ENERGY LIQUIDS, SUFFICIENT NOx ALLOWANCES SUCH THAT THE MTBE PLANT WILL BE IN MATERIAL COMPLIANCE WITH THE NOx EMISSIONS PROVISIONS OF THE FEDERAL AND TEXAS CLEAN AIR ACTS OR ANY OTHER APPLICABLE ENVIRONMENTAL LAWS (AND FOR SUCH PURPOSES SUCH TERM SHALL BE DEEMED TO REFER TO SUCH LAWS AS IN EFFECT IN THE FUTURE). IN THE EVENT ENRON PROVIDES SUCH ALLOWANCES, EOTT ENERGY LIQUIDS WILL BE OBLIGATED TO RETURN TO ENRON ANY SUCH ALLOWANCES OR PORTIONS THEREOF THAT EOTT ENERGY LIQUIDS DOES NOT USE.

         (d) ANY INDEMNIFICATION PAYMENTS HEREUNDER SHALL BE REDUCED BY (i) ANY INSURANCE PROCEEDS RECEIVED BY THE INDEMNIFIED PERSON AS A RESULT OF THE EVENT THAT CAUSES SUCH INDEMNITY PAYMENT AND (ii) ANY LOSS REALIZED AS A RESULT OF THE INDEMNIFIED PERSON'S ACTIONS OR FAILURE TO ACT (PROVIDED THAT EOTT AND ITS CONTROLLED AFFILIATES SHALL HAVE NO RESPONSIBILITY WITH RESPECT TO THE OPERATION OF THE ASSETS UNTIL 11:59 P.M. ON JUNE 30, 2001, NO RESPONSIBILITY WITH RESPECT TO TITLE CURATIVE MATTERS AND NO RESPONSIBILITY TO DEFEND AGAINST THE MORGAN'S POINT CLAIMS).

         7.3 Indemnifying and Indemnified Person. For purposes of this Article VII, the term "Indemnifying Party" as to a particular claim shall mean the Party against whom an obligation to indemnify is imposed pursuant to this Article VII, and the term "Indemnified Person" as to a particular claim shall mean the Party or other Persons entitled to indemnification with respect to such claim by the Indemnifying Party pursuant to this Article VII.

         7.4 Notification of Claims by Third Parties; Right to Contest and Defend. Each Party will, promptly after the receipt of notice of any claim in respect of which indemnity may be sought from any Person entitled to indemnification hereunder, notify the other Party in writing of the receipt of such claim. The omission of the Indemnified Person to notify the Indemnifying Party of any such claim shall not relieve the Indemnifying Party from any liability in respect of such claim which it may have to the Indemnified Person on account of the indemnity agreement herein (except, however, that the Indemnifying Party shall be relieved of such liability to the extent, but only to the extent, that the failure to notify shall have caused material prejudice to the defense of such claim), nor shall it relieve the Indemnifying Party from any other liability which it may have to the Indemnified Person. The Indemnifying Party shall be entitled at its cost and expense to contest and defend by all appropriate legal proceedings any claim with respect to which it is called upon to indemnify the Indemnified Person under the provisions of this Agreement; provided, however, that notice of the intention to assume and contest shall be delivered by the Indemnifying Party to the Indemnified Person within thirty (30) days from the date of delivery to the Indemnifying Party of notice by the Indemnified Person of the assertion of the claim. Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Person as may be appropriate. Such contest shall be conducted by attorneys employed or engaged by the Indemnifying Party at its sole cost and expense, but the Indemnified Person shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at its cost and expense. If the Indemnified Person joins in any such contest, the Indemnifying Party shall coordinate all matters with the Indemnified Person, but the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto unless such action involves the risk of liability in excess of the limitation on indemnity obligations set forth herein, in which case the Indemnified Person and the Indemnifying Party shall act by agreement. If after notice as provided for herein, the Indemnifying Party does not elect to contest or defend any claim as provided in this Section 7.4, the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Person, and the Indemnified Person may (but shall have no obligation to) contest any such claim. At any time after the commencement of defense of any claim, the Indemnifying Party may request the Indemnified Person to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnifying Party of the asserted claim, whereupon such action shall be taken unless the Indemnified Person determines in its sole discretion that failure to continue the contest or taking of such action could adversely affect the Indemnified Person or its business or any of its Affiliates, and so notifies the Indemnifying Party in writing within fifteen (15) days of such request from the Indemnifying Party.

         7.5 Cooperation. If requested by the Indemnifying Party, the Indemnified Person agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim which the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the claim or any cross-complaint against any Person (other than any

Affiliates of the Indemnified Person), but the Indemnifying Party will promptly reimburse the Indemnified Person for any expenses incurred by it in so cooperating.

         7.6 Right to Participate. Subject to Section 7.4, the Indemnified Person agrees to afford the Indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any claim against the Indemnified Person for which indemnity may be sought hereunder, or conferences with representatives of or counsel for such Persons. Subject to the following sentence, the Indemnifying Person shall have the sole right to consent to the entry of any judgment or enter into any settlement with respect to the claim in question without the prior written consent of the Indemnified Person as long as (and only as long as) the judgment or settlement does not impose any liability for Damages, injunction or other legal or equitable relief upon the Indemnified Person. Further, if Enron is the Indemnifying Person, it shall not consent to any judgment or enter into any settlement with respect to any claim or other matter without the prior written consent of the Indemnified Person if the judgment or settlement would, itself, or when added to all other Damages for which Enron is known to be responsible as the Indemnifying Party under this Article VII, cause the aggregate amount of Damages to exceed the maximum amount for which Enron is liable under this Article VII.

         7.7 Payments. The Indemnifying Party shall pay to the Indemnified Person, upon demand, the amount of any Damages to which the Indemnified Person may become entitled by reason of the provisions of this Article VII, such payment to be made in cash or other immediately available funds at the address of the Indemnified Person specified in Section 9.6 (or as otherwise specified by an Indemnified Person that is not a Party to this Agreement). If the Indemnified Person is required to initiate a court proceeding to enforce its rights to indemnification hereunder and is successful in such proceeding, it is agreed that such Party shall be entitled, in addition to the amount to which it is entitled under this Article VII, to reimbursement for the reasonable legal fees, proceeding costs and fees of experts incurred by it in prosecuting such action, plus interest on the indemnified amount at the maximum rate permitted by Law from the date the Damages for which it is to be indemnified were incurred.

         7.8 Limitation on Claims(i) . Notwithstanding anything to the contrary in this Article VII, no Indemnifying Party shall be required to make any indemnification payment to any Indemnified Person with respect to any claim in respect of which indemnity may be sought unless notice of such claim has been received by the Indemnifying Party in writing prior to the third anniversary of the date hereof; or, in the case of a breach of a representation or warranty in
Section 4.11, or in the case of an indemnity relating to any liabilities arising under Environmental Laws associated with an Enron Entity's ownership or operation of the Assets prior to 11:59 p.m. on June 30, 2001, prior to the fifth anniversary of the date hereof; provided that there shall be no such limitation (other than the statute of limitations) with respect to any claim in respect of which indemnity may be sought pursuant to the first three sentences of Section 4.3, pursuant to Section 4.13, 4.15 or 4.16, or pursuant to Section 7.2(b) or
(c).

                                  ARTICLE VIII
                         DISPUTE RESOLUTION; ARBITRATION

         8.1 Dispute Resolution. The Parties shall attempt in good faith to resolve by negotiations any dispute, claim or controversy arising out of or relating to this Agreement or the Conveyances or the performance, application, implementation, validity or breach of this Agreement, the Conveyances or any provision of hereof or thereof (including, without limitation, claims based on contract, tort or statute) (the "Dispute"). Any Party may initiate such negotiations by delivery to the other Parties of a written notice describing any Dispute not resolved in the ordinary course of business about which negotiation is requested.

              (a) Within ten (10) business days after delivery of the notice, the Parties to such Dispute shall schedule to meet at a mutually acceptable time and place, and thereafter as often as necessary, to exchange relevant information and attempt to resolve the Dispute.

              (b) If the Parties to the Dispute fail to meet within twenty (20) business days or the Dispute is not resolved through negotiations within thirty
(30) business days after delivery of the request for negotiations, any Party to the Dispute may initiate mediation of the Dispute as provided below.

              (c) If a participant intends to be accompanied by an attorney at a meeting held pursuant to this section, the other participant shall be given at least three (3) business days' notice of that intention and may also be accompanied by an attorney.

              (d) All statements made during meetings pursuant to this Section
8.1 are confidential and shall be treated as settlement negotiations.

         8.2 Mediation. If, in the sole discretion of any Party to the Dispute, the negotiation as provided in Section 8.1 is unsuccessful, such Party may submit the Dispute to mediation. The mediation will be submitted to the American Arbitration Association or any successor thereto (the "AAA") and will be held in Houston, Texas.

         8.3 Arbitration.

              (a) Any Dispute that has not been resolved through negotiation as provided in Section 8.1 or mediation as provided in Section 8.2 shall be finally, conclusively and exclusively settled by confidential, binding arbitration in accordance with the Commercial Arbitration Rules of the AAA then in effect (the "Arbitration Rules") and this Section 8.3.

              (b) THE PARTIES TO THIS AGREEMENT HEREBY EXPRESSLY WAIVE THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO TRIAL BY JURY, WITH RESPECT TO ANY MATTER SUBJECT TO ARBITRATION PURSUANT TO THIS SECTION 8.3. ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING, WITHOUT LIMITATION, A SUMMARY OR EXPEDITED PROCEEDING IN ANY COURT HAVING JURISDICTION, TO COMPEL ARBITRATION OF ANY DISPUTE, CONTROVERSY OR CLAIM TO WHICH THIS SECTION 8.3 APPLIES. EXCEPT WITH RESPECT TO THE FOLLOWING PROVISIONS (THE "SPECIAL PROVISIONS") WHICH SHALL APPLY WITH RESPECT TO ANY

ARBITRATION PURSUANT TO THIS SECTION 8.3, THE INITIATION AND CONDUCT OF ARBITRATION SHALL BE AS SET FORTH IN THE ARBITRATION RULES, WHICH ARBITRATION RULES ARE INCORPORATED IN THIS AGREEMENT BY REFERENCE WITH THE SAME EFFECT AS IF THEY WERE SET FORTH IN THIS AGREEMENT.

              (c) In the event of any inconsistency between the Arbitration Rules and the Special Provisions, the Special Provisions shall control. Any references in the Arbitration Rules to a sole arbitrator may be deemed to refer to the tribunal of arbitrators provided for under Section 8.3(d).

              (d) Unless otherwise agreed in writing by the Parties: (i) all hearings and conferences relating to the arbitration will be held in, and the arbitrator's award will be rendered in Houston, Texas; and (ii) a panel of three
(3) independent arbitrators shall be chosen to settle the Dispute. Each Party shall select a qualified independent impartial arbitrator, and the two (2) arbitrators so selected shall, within ten business (10) days select a third qualified independent impartial arbitrator.

              (e) All arbitration hearings shall be commenced within ninety (90) days after arbitration is initiated pursuant to the Arbitration Rules, unless, upon a showing of good cause by a Party to the arbitration, the panel permits the extension of the commencement of such hearing; provided, however, that any such extension shall not be longer than sixty (60) days.

              (f) All claims presented for arbitration shall be particularly identified, and the Parties to the arbitration shall each prepare a statement of their position with recommended courses of action. These statements of position and recommended courses of action shall be submitted to the arbitrators chosen as provided hereinabove for binding decision. The arbitrators shall not be empowered to make decisions beyond the scope of the position papers.

              (g) The arbitration proceeding will be governed by the substantive Laws of the State of Texas and will be conducted in accordance with such procedures as shall be fixed for such purpose by the arbitrators, except that
(i) discovery in connection with any arbitration proceeding shall be conducted in accordance with the Federal Rules of Civil Procedure and applicable case Law,
(ii) the arbitrators shall have the power to compel discovery, and (iii) unless the Parties otherwise agree and except as may be provided in this Article VIII, the arbitration shall be governed by the Federal Arbitration Act, 9 U.S. Sections 1-16, to the exclusion of any provision of state Law or other applicable Law or procedure inconsistent therewith or which would produce a different result. The Parties shall preserve their right to assert and to avail themselves of the attorney-client and attorney-work product privileges, and any other privileges to which they may be entitled pursuant to applicable Law. No Party to the arbitration or any arbitrator may compel or require mediation and/or settlement conferences without the prior written consent of all such Parties and the arbitrators.

              (h) The arbitrators shall make an arbitration award as soon as possible after the later of the close of evidence or the submission of final briefs, and in all cases the award shall be made not later than thirty (30) days following submission of the matter. The finding and decision of the arbitrators shall be final and shall be binding upon the Parties. Judgment upon the arbitration award or decision may be entered in any court having jurisdiction thereof or application may be made to any such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Unless otherwise agreed by the Parties to the arbitration in writing, the arbitration award shall include findings of fact and conclusions of Law. If at least two (2) of the arbitrators agree and so order it, the losing Party shall pay the reasonable legal fees and costs incurred by the other Parties with respect to the arbitration.

              (i) Notwithstanding any provision in this Section 8.3 to the contrary, this Section 8.3 shall not be construed to require arbitration of a claim or dispute brought by a Person who is not a Party to this Agreement, other than Affiliates of Enron or EOTT, or affect the ability of any Party to interplead or otherwise join another Party in a proceeding brought by a Person who is not a Party to this Agreement.

              (j) The obligation to arbitrate under this Section 8.3 shall not be binding upon any Party with respect to requests for preliminary injunctions, temporary restraining orders or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 Further Cooperation. After the Closing, each Party, at the request of the other Party and without additional consideration, shall execute and deliver or cause to be executed and delivered from time to time such further instruments and shall take such further action as the requesting Party may reasonably require in order to carry out more effectively the intent and purpose of this Agreement.

         9.2 Amendments and Waivers. Any term or provision of this Agreement may be waived at any time by an instrument in writing signed by the Party who is entitled to the benefits of such term or provision, and this Agreement may be amended or supplemented at any time by an instrument in writing signed by all Parties hereto.

         9.3 Expenses. Except as otherwise provided for in this Agreement, each Party shall bear and pay its respective expenses separately incurred in connection with this Agreement, including its own legal and accounting fees and expenses.

         9.4 Confidentiality.

              (a) EOTT, the General Partner and EOTT's controlled Affiliates may use and disclose to any Person any information regarding the Assets or the ownership or operation thereof by EOTT Energy Liquids following the date of this Agreement; provided, however, that without the prior written consent of Enron, none of them shall disclose to any other Person any Confidential Information regarding the ownership or operation of the Assets by EGP Fuels prior to the execution and delivery of this Agreement, unless otherwise required by law. In the event that EOTT, the General Partner or any of EOTT's controlled Affiliates receives any inquiry or request from any Governmental Authority or other Person in connection with any attempt to gain access to Confidential Information relating to the ownership or operation of the Assets prior to the execution and delivery of this Agreement, EOTT will use reasonable efforts to inform Enron of the substance of such inquiry or request as soon as practicable in order to give Enron the opportunity to seek a protective order or other legal recourse to prevent such disclosure.

              (b) For purposes of this Agreement, "Confidential Information" shall mean all information of any kind concerning the Assets, which information is confidential, proprietary or generally not available to the public.

         9.5 Assignment and Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by each of the Parties hereto and their respective legal representatives, successors and permitted assigns. Neither this Agreement nor any obligation hereunder shall be assigned or assignable by EOTT or Enron without the prior written consent of all the Parties, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that, after the Closing, any Party may, without the consent of the other Parties hereto, assign its interest in this Agreement to a wholly-owned subsidiary, equity owner or Affiliate of such Party, as the case may be, but no such assignment shall relieve such Party of its obligations hereunder. Any purported assignment in violation of this Agreement shall be null and void ab initio.

         9.6 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served if in writing and if delivered personally (including by courier against written receipt), by facsimile or sent by certified or registered mail, postage prepaid, addressed as follows:

To Enron:

         Enron Corp.
         1400 Smith Street
         Houston, Texas 77002-7361
         Attention: Corporate Secretary
         Fax: (713) 853-3920


To EOTT:

         EOTT Energy Partners, L.P.
         2000 West Sam Houston Parkway South
         Suite 400
         Houston, Texas 77042
         Fax: (713) 993-5813

or to such other address as any Party hereto may, from time to time, designate in writing delivered in a like manner. Notice given by personal delivery shall be deemed to be given on the date delivery was effected. Notice given by mail shall be deemed to be delivered on the date which is three (3) business days following the date the same is postmarked.

         9.7 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes and is in full substitution for any and all prior agreements and understandings (written or oral) between the Parties relating to such transactions.

         9.8 Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

         9.9 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

         9.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         9.11 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         9.12 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person not a party hereto (other than Indemnified Persons who are not Parties to this Agreement, who shall be entitled to the benefits of Article VII) any rights or remedies under or by reason of this Agreement, except that EOTT Energy Liquids shall be deemed a third party beneficiary of the agreements of Enron hereunder, and the Enron Entities shall be deemed to be third party beneficiaries of the agreements of EOTT hereunder.

                            (signature pages follow)

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                ENRON CORP.



                                By: /s/  MITCHELL S. TAYLOR
                                    -------------------------------------
                                    Name: Mitchell S. Taylor
                                    Title: Managing Director


                                EOTT ENERGY PARTNERS, LP

                                BY EOTT ENERGY CORP., its General Partner



                                 By: /s/ DANA R. GIBBS
                                    -------------------------------------
                                    Name: Dana R. Gibbs
                                    Title: President and Chief Operating Officer

                                    EXHIBIT A

                       GENERAL DESCRIPTIONS OF FACILITIES

MTBE Plant

         The MTBE Plant is located in Morgan's Point, Texas, which is approximately thirty miles east of Houston, Texas. The MTBE Plant consists of
(i) a dehydrogenation unit (the "Oleflex Unit"), (ii) a MTBE unit (the "MTBE Unit", and together with the Oleflex Unit the "Units"), (iii) a butane isomerization unit and (iv) various product handling facilities.

         The butane isomerization unit has a capacity of 17,000 Barrels per day ("BPD"), which is sufficient to supply 100% of the isobutene needs of the MTBE Plant. The balance of the production is then available to be marketed externally to natural gas liquids customers.

         The Oleflex Unit is used for the conversion of isobutane to isobutylene, and consists of the Oleflex reactor section and the Continuous Catalyst Regeneration Section. The MTBE unit is used for the conversion of isobutylene and methanol to MTBE, and consists of the MTBE Section, the Oxygenates Removal Unit, the Complete Saturation Process Section and the Deisobutanizer Section. The Units have a design capacity of approximately 15,000 BPD.

         The product handling facilities include (i) an isobutane treatment facility, which is used for the removal of sulfur from isobutane, (ii) a barge dock located at Barbours Cut , which is held under a 99-year lease executed in 1956, (iii) railcar facilities consisting of two tracks, each capable of handling four jumbo railcars, and (iv) five attended truck stations.

Mont Belvieu Facility

         The Mont Belvieu facility is a natural gas liquids storage facility located at Mont Belvieu, Chamber's County, Texas, which is approximately sixteen miles from the MTBE Plant. The Mont Belvieu facility consists of ten active wells with a total capacity of nine million barrels. These facilities are connected by pipeline directly to the MTBE Plant and a variety of other end users throughout the Texas/Louisiana Gulf Coast region.

The Grid System

         The Grid System a pipeline system used for the transportation of natural gas liquids and other products from the Mont Belvieu Facility to the MTBE Plant, to other pipelines, as well as to refineries owned by Amoco Corp., Marathon Oil Co., Phibro Energy U.S.A. and Shell Oil Co.


Barge Dock

         The dock subject to the Dock Lease is located at Barbours Cut, adjacent to the Houston Container Port at the entrance of the Houston Ship Channel. The dock can provide a loading berth for barges up to 400 feet in length, 120 feet in beam and 15 feet in molded draft. The dock has the necessary facilities to load the following products:

                Product                           Barrels Per Hour
   ------------------------------------    ---------------------------------
   Natural Gasoline                                     3,300
   Normal Butane                                          850
   Isobutane                                            1,500
   Isobutane (low sulfur)                               1,000
   MTBE                                                 5,000
   Methanol (unloading)                                 2,500

                                    EXHIBIT B

                             KEY OPERATING EMPLOYEES



For the MTBE Plant:
------------------

David Johnson, plant manager
David Pratt, technical manager
Howard Henneman, production manager
Houston Milstead, maintenance manager
Paul Fox, plant controller

For the Mont Belvieu Facility:
-----------------------------

Mark Cartwright, facilities manager
Mike McLaughlin, operations advisor

                                   SCHEDULES


Registrant agrees to furnish omitted schedules, as listed on page iii, supplementally to the Securities and Exchange Commission upon request.